Exhibit 10.18
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 2, 2022 by and between NeoGenomics, Inc. (the “Company”) and Warren Stone (the “Executive”).

WHEREAS, the Executive possesses certain experience and expertise that qualifies him or her to provide the direction and leadership required by the Company; and

WHEREAS, the Company desires to employ the Executive as Division President, Clinical Services of the Company and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.Position and Duties.

(a)Effective as of November 21, 2022 (the “Commencement Date”), the Executive will be employed by the Company and NeoGenomics Laboratories, Inc., its primary operating subsidiary, on a full-time basis, as its President, Clinical Services Division or such other position or positions as the Company may determine in the future. The Executive will report to and be subject to the general supervision and direction of the Company’s Chief Executive Officer. In addition, the Executive may be asked from time to time to serve in similar capacities for one or more of the Company’s Affiliates or as a director or officer of one or more of the Company’s Affiliates, each without further compensation. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b)The Executive agrees to perform the duties of his or her position and such other duties as may reasonably be assigned to the Executive from time to time. The Executive also agrees that, while employed by the Company, he or she will devote his or her full business time and his or her best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of his or her duties and responsibilities for them; provided, however, that the Executive may, without advance approval, participate in charitable activities and passive personal activities, provided that such activities do not, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement, are not in conflict with the business interests of the Company or any of its Affiliates, and do not violate the terms of the Restrictive Covenant Agreement.

(c)The Executive agrees that, while employed by the Company, he or she will comply with all Company written policies, practices and procedures and all written codes of ethics or business conduct applicable to his or her position, as in effect from time to time.

(d)The Executive’s principal place of employment shall initially be Bedford, Massachusetts and eventually in Fort Meyers, Florida. Notwithstanding the foregoing, the Executive acknowledges that the Executive’s duties and responsibilities shall require the Executive to travel on business to fully perform the Executive’s duties and responsibilities hereunder.

2.Compensation and Benefits. During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive the following compensation and benefits:

(a)Base Salary. The Company will pay the Executive a base salary at the rate of $525,000 per year, payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Board of Directors of the Company (the “Board”) or the Culture and Compensation Committee thereof (the “Compensation Committee”) in its discretion (as adjusted, from time to time, the “Base Salary”).

(b)Bonus Compensation. For each fiscal year completed during the Executive’s employment under this Agreement, the Executive will be eligible to earn an annual bonus. The Executive’s target bonus will be 50% of the Base Salary (the “Target Bonus”), subject to adjustment from time to time by the Board or the Compensation Committee, with the actual amount of any such bonus to be determined by the Board or the Compensation Committee in its discretion, based on the Executive’s performance and/or the Company’s performance against goals established by the Board or the Compensation Committee. In order to receive any annual bonus hereunder, the Executive must be employed on the last day of the fiscal year to which the annual bonus relates, except that, if the Executive’s employment is terminated by the Company for Cause following the end of the fiscal year to which such annual bonus relates and before such bonus is paid to the Executive, the Executive shall not be entitled to any payment hereunder. Any annual bonus, to the extent earned, shall be paid not later than March 15th of the year following the year to which such bonus relates.

(c)Cash Sign-On Award. Within thirty (30) days following the Commencement Date, the Company shall pay the Executive a cash sign-on bonus of $350,000 (the “Sign-On Bonus”). In the event the Company terminates the Executive’s employment for Cause (as defined below) or the Executive resigns without Good Reason (as defined below), in each case, within the one-year period following the Commencement Date, the Executive shall, within thirty (30) days following the date of such termination of employment, repay to the Company the gross amount of the Sign-On Bonus.

(d)Sign On Equity Awards. Subject to approval by the Board or the Compensation Committee (which will not be unreasonably withheld), within sixty (60) days following Commencement Date, the Executive will receive an equity grant (the “Initial Grant”) with an aggregate target value equal to approximately $2,000,000, with approximately one-half of the inducement grant to be in the form of restricted stock and one-half in the form of stock options. The number of shares of restricted stock and shares underlying stock options granted in respect of the Initial Grant shall be determined according to the Company’s customary practice for valuing equity grants and any shares of restricted stock or stock options granted in respect of the sign-on equity grants shall vest ratably on an annual basis over a period of four years from the date of the grant, so long as the Executive remains employed by the Company through the applicable vesting date. The Initial Grant will be subject to the terms of the award agreements evidencing such grants and the plan (if any) under which they are granted. In the event of a conflict between the terms of this Agreement and the terms of such agreements or plan (if any), this Agreement shall control.

(e)Relocation Benefits. At such time as the Executive relocates to Southwest Florida, the Company shall pay the Executive a relocation bonus of $250,000 (the “Relocation Bonus”) within 30 days of the Executive providing documentation substantiating such relocation. In the event the Company terminates the Executive’s employment for Cause or the Executive resigns without Good Reason, in each case, within the one-year period following the Commencement Date, the Executive shall, within thirty (30) days following the date of such termination of employment, repay to the Company the gross amount of the Relocation Bonus.

(f)Annual Equity Awards. Beginning in 2023, the Executive shall be eligible, on an annual basis and subject to approval by the Board or the Compensation Committee, for an additional equity-based award or awards in recognition of the prior year’s performance with a target value of $1,000,000 (each, an “Annual Grant”). The actual value of any Annual Grants (if any) shall be determined based on Company and Executive performance, as approved by the Board or the Compensation Committee, with the terms and conditions of any such Annual Grants also determined by the Board or the Compensation Committee.

(g)Participation in Employee Benefit Plans. The Executive will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(h)Vacations. The Executive will be entitled to vacation and/or paid time-off in accordance with the policies of the Company, as in effect from time to time.

(i)Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his or her duties and responsibilities for the Company, including travel and lodging expenses for travel to Fort Myers while residing in Massachusetts, subject to any maximum annual limit and other restrictions on such expenses set by the Company from time to time and to such reasonable substantiation and documentation as may be specified by the Company from time to time. Further, the Company will provide the Executive with a mobile phone and home internet allowance in the aggregate amount of $250 per month. The Executive’s right to payment or reimbursement under this Agreement shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

3.Confidentiality, Non-Solicitation and Non-Compete Agreement. The Executive agrees to the terms of the Confidentiality, Non-Solicitation and Non-Compete Agreement (the “Restrictive Covenant Agreement”) attached hereto as Addendum A and has signed the Restrictive Covenant Agreement. The Restrictive Covenant Agreement is hereby incorporated into and made a part of this Agreement. The Executive acknowledges and agrees that the provision of employment under this Agreement, the compensation provided under this Agreement and the execution by the Company of this Agreement constitute full, adequate and sufficient consideration to Executive for the Executive’s duties, obligations and covenants under this Agreement and under the Restrictive Covenant Agreement.

4.Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)By the Company For Cause. The Company may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as determined by the Company in its reasonable judgment: (i) failure to materially perform and discharge the duties and responsibilities of the Executive under this Agreement after receiving written notice and allowing the Executive ten (10) business days to cure such failure, if so curable, provided, however, that after one such notice has been given to the Executive and the ten (10) business day cure period has lapsed, the Company is no longer required to provide time to cure subsequent failures under this provision; (ii) any breach by the Executive of a material provision of this Agreement or any provision of the Restrictive Covenant Agreement; (iii) misconduct which, in the good faith opinion and sole discretion of the Board, is injurious to the Company; (iv) commission or indictment of a felony involving the personal dishonesty or moral turpitude of Executive; or a determination by the Board, after consideration of all available information, that Executive has knowingly violated Company policies or procedures involving discrimination, harassment, or work place violence; (v) engagement in illegal drug use or alcohol abuse which prevents the Executive from performing his or her duties in any manner; (vi) any misappropriation, embezzlement or conversion of the Company’s opportunities or property by the Executive; or (vii) willful misconduct, recklessness or gross negligence by the Executive in respect of the duties or obligations of the Executive under this Agreement and/or Restrictive Covenant Agreement. Any termination for Cause pursuant to this Section shall be given to the Executive in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Executive for Cause.

(b)By the Company Without Cause. The Company may terminate the Executive’s employment at any time other than for Cause upon written notice to the Executive.

(c)By the Executive for Good Reason. The Executive may terminate his or her employment for Good Reason, provided that (i) the Executive provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within thirty (30) days of the initial existence of such condition, (ii) the condition remains uncured by the Company for a period of thirty (30) days following such notice and (iii) the Executive terminates his or her employment, if at all, not later than thirty (30) days after the expiration of such cure period. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s written consent: (i) a material diminution in the Executive’s Base Salary; (ii) a material diminution in the Executive’s title, authority, duties, or responsibilities; (iii) a change of more than fifty (50) miles in the geographic location which Executive must perform services; or (iv) any breach by Company of a material provision of this Agreement.

(d)By the Executive Without Good Reason. The Executive may terminate his or her employment without Good Reason at any time upon sixty (60) days’ notice to the Company. The Company may elect to waive such notice period or any portion thereof.

(e)Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his or her employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his or her duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a period of ninety (90) days during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that he or she is unable to perform substantially all of his or her duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s good faith, reasonable determination of the issue shall be binding on the Executive.

5.Other Matters Related to Termination.

(a)Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring (except as provided in subclause (iv) below), the Company shall pay the Executive (i) the Base Salary for the final payroll period of his or her employment, through the date his or her employment terminates; (ii) reimbursement, in accordance with Section 2(i) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date his or her employment terminates, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date his or her employment terminates, and provided further that such expenses are reimbursable under Company policies then in effect; and (iii) other than in the case of a termination by the Company for Cause, with respect to any termination that occurs after December 31st of a year and prior to the time that annual bonuses are paid to employees with respect to such year, the annual bonus at target, or higher if so awarded, earned for the fiscal year prior to the fiscal year in which such termination occurs, which shall be payable at the same time as annual bonuses are paid to active employees of the Company (all of the foregoing, “Final

Compensation”). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to the Executive within thirty (30) days following the date of termination or such shorter period required by law.

(b)Severance Payments (Other than Terminations Occurring During the Change in Control Period). In the event of a termination of the Executive’s employment pursuant to Section 4(b) or Section 4(c) above, other than any such termination occurring during the Change in Control Period (as defined below), the Company will pay and/or provide to the Executive, in addition to Final Compensation, the following severance payments and/or benefits,
(i) an amount equal to one (1) times the Base Salary (the “Base Severance”); (ii) an amount equal to one (1) times the Target Bonus (the “Bonus Severance”); (iii) provided that the Executive timely elects to continue his or her coverage and that of any eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar state law, a monthly amount equal to one hundred percent (100%) of monthly COBRA premiums, together with the two percent (2%) administration fee, until the earliest of (x) the date that is twelve (12) months following the date that the Executive’s employment terminates, (y) the date that the Executive and the Executive’s eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms and (z) the date on which the Executive obtains health coverage from another employer (the “Health Continuation Benefits”); and (iv) with respect to any outstanding Company equity-based award the vesting of which is based solely on continued employment or service with the Company (each such award, a “Time-Based Equity Award”), accelerated vesting of the portion of each Time-Based Equity Award that would have vested by its terms in the twelve (12)-month period following the date the Executive’s employment terminates had the Executive remained continuously employed.

(c)Severance Payments (Terminations Occurring During the Change in Control Period). In the event of a termination of the Executive’s employment pursuant to Section 4(b) or 4(c) above occurring during the twenty-four (24)-month period that follows or the three (3)-month period that precedes a Change in Control (such period, the “Change in Control Period”), in lieu of the payments and benefits set forth in Section 5(b) above, the Company will pay and/or provide to the Executive, in addition to the Final Compensation, (i) an amount equal to two (2) times the Base Salary (the “Enhanced Base Severance”); (ii) an amount equal to the Bonus Severance; (iii) the Health Continuation Benefits; and (iv) the vesting of all outstanding unvested Time-Based Equity Awards will accelerate in full as of immediately prior to the date the Executive’s employment terminates or, in the case of termination during the three (3)-month period that precedes a Change in Control, upon such Change in Control, and all outstanding options to purchase common stock of the Company will remain exercisable for one year following such termination (or, if earlier, the end of the term of such option award). In the event the Executive’s employment terminates pursuant to Section 4(b) or 4(c) above during the three (3)-month period that precedes a Change in Control and Executive receives payments and/or benefits under Section 5(b) above (the “Pre-Change in Control Severance Benefits”), any payments and/or benefits owed to Executive under Section 5(c)(i) through 5(c)(iii) shall be reduced by the Pre-Change in Control Severance Benefits. In no event shall there be a duplication of payments and/or benefits under Section 5(b) and Section 5(c) of this Agreement. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) any “person” or “group” (as defined in Section 13(d) and 14(d) of the

Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) together with their affiliates become the ultimate “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of voting stock of the Company representing more than fifty percent (50%) of the voting power of the total voting stock of the Company; (ii) the consummation of a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or a consolidation which would result in the voting stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or the parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or the parent thereof, outstanding immediately after such merger or consolidation; (iii) the stockholders of the Company approve a plan of complete liquidation or winding up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iv) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new member of the Board (other than a member of the Board designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections (i), (ii) or (iii) of this definition) whose election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the members of the Board at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof. To the extent required to comply with Section 409A (as defined below), a “Change in Control” must also meet the requirements of a “change in control event”, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(d)Conditions To And Timing Of Severance Payments. Any obligation of the Company to provide the Executive the payments and benefits set forth in Section 5(b) or 5(c) above is conditioned on his or her signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided to the Executive by the Company at the time that the Executive’s employment terminates (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates. Any Base Severance or Enhanced Base Severance to which the Executive is entitled will be payable in the form of salary continuation over the twelve (12)- month period following the date that the Executive’s employment terminates in accordance with the normal payroll practices of the Company. The first such payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, but will be retroactive to the day following such date of termination. The Bonus Severance will be payable in a lump sum payment on the Company’s next payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates. The Health Continuation Payments shall be made on a monthly basis, commencing on the date following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, and any accelerated vesting of the Time- Based Equity Awards shall become effective as of the date that the Separation Agreement becomes effective in accordance with its terms.

(e)Benefits Termination. Except for any right the Executive may have under the federal law known as “COBRA” or other applicable law to continue participation in the

Company’s group health and dental plans at his or her cost, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his or her employment, without regard to any continuation of the Base Salary or other payment to the Executive following termination of his or her employment, and, to the extent applicable, the Executive shall not be eligible to earn vacation or other paid time off following the termination of his or her employment.

(f)Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under the Restrictive Covenant Agreement. The obligation of the Company to make payments to the Executive under Section 5(b) or 5(c) above, and the Executive’s right to retain the same, are expressly conditioned upon his or her continued full performance of his or her obligations under the Restrictive Covenant Agreement. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement or the Restrictive Covenant Agreement.

6.Timing of Payments and Section 409A.

(a)Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b)For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall, to the extent required to comply with Section 409A, be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c)Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)In no event shall the Company or any Affiliate have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7.Representations of the Executive. The Executive represents and warrants to the Company that (a) nothing in his or her past legal and/or work and/or personal experiences, which if became broadly known in the marketplace, would impair his or her ability to serve as the President, Clinical Services of a publicly-traded company or materially damage his or her credibility with public shareholders; (b) the Executive has not been convicted of any criminal offense related to health care, or been debarred, sanctioned, excluded or otherwise made ineligible for participation in a federal or state health care program by any federal or state agency; (c) there are no restrictions, agreements, or understandings whatsoever to which the Executive is a party which would prevent or make unlawful his or her execution of this Agreement or employment hereunder; (d) the Executive’s execution of this Agreement and his or her employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Executive is a party or by which Executive is bound; (e) the Executive is free and able to execute this Agreement and to continue employment with the Company; and (f) the Executive has not used and will not use confidential information or trade secrets belonging to any prior employers to perform services for the Company.

8.Compliance Agreements. The Executive agrees to provide services to the Company in compliance with all applicable federal and state laws and regulations, as well as all compliance guidance published by federal or state agencies, including, without limitation, the Medicare and Medicaid anti-kickback law, the Stark self-referral prohibition, and compliance guidance published by the Office of the Inspector General of the Department of Health and Human Service, and to assist the Company in remaining educated and in compliance with respect to such laws and regulations and compliance guidance. The Executive acknowledges that he or she understands these requirements, and shall remain educated and informed regarding the applicable federal and state laws and regulations, as well as all compliance guidance published by federal or state agencies. In the event that the Executive knows or suspects that any activities of the Company or any personnel or contractor of the Company, or any client of the Company implicates any such requirements or guidance, the Executive agrees that he or she will immediately inform the Company and cooperate fully with the Company to investigate and address any compliance issues arising as a result of such known or suspected activities. The Executive further understands and acknowledges that compliance with this paragraph shall be a condition of employment.

9.Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

10.Section 280G. If any payment or benefit that the Executive may receive, whether or not payable or provided under this Agreement (a “Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced

Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of outstanding equity awards. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of the Executive’s outstanding equity awards. All calculations and determinations made pursuant this Section 10 will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 10, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

11.Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

12.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.Miscellaneous. This Agreement sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment. In the event of a conflict between the terms of this Agreement and the terms of any equity award agreement as it relates to the treatment of equity awards held by the Executive on a termination of the Executive’s employment, the terms of this Agreement shall control and shall supersede the terms of any such equity award agreement. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a State of Florida contract and shall be governed and construed in accordance with the laws of the State of Florida, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. Executive consents to personal jurisdiction and venue of the Circuit Court in and for Lee County, Florida regarding any action arising under the terms of this Agreement and any and all other disputes between the Executive and the Company and its Affiliates.

14.Arbitration. Except as provided in the Restrictive Covenant Agreement, any and all controversies and disputes between Executive and the Company arising from this Agreement or regarding any matter whatsoever shall be submitted to arbitration before a single unbiased arbitrator skilled in arbitrating such disputes under the American Arbitration Association, utilizing its Employment Arbitration Rules and Mediation Procedures. Any arbitration action brought pursuant to this Section 14 shall be heard in Fort Myers, Lee County, Florida.

15.Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Executive at his or her last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ Warren Stone	/s/ Chris Smith
Warren Stone	Name: Chris Smith
Title: Chief Executive Officer

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